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                                                                    EXHIBIT 23.5


                               Consent of Director

                               USFS Hawthorn, Inc.

             I hereby consent to be named in the Registration Statement on Form S-4 of USFS Hawthorn, Inc. relating to the proposed offering of shares of its Class A Common Stock and Class B Common Stock in connection with the merger of U.S. Franchise Systems, Inc. with and into USFS Hawthorn, Inc., including in any supplement to any prospectus included in such Registration Statement, any amendment to such Registration Statement or any subsequent Registration Statement filed under the Securities Act of 1933, as amended.



                                       By:       /s/ Doug Geoga
                                          -------------------------------------
                                                     Doug Geoga

Chicago, Illinois
February 11, 1998